E X H I B I T   1 1

                    STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS
Primary (1)

(Thousands of
dollars and
shares)
                                 Three Months Ended     Nine Months Ended
                                     September 30         September 30
                                    1994     1993        1994      1993


Net income (loss)                   $25      $119       $(646)     $330



Weighted average
  shares of Common
  Stock outstanding              15,562    12,962      15,562    12,696

Weighted average
  shares of Common
  Stock issuable
  upon conversion
  of Convertible
  Preferred Stock                 6,637     1,378       2,237     1,378
Total shares of
  Common Stock and
  Common Stock
  equivalents                    22,199    14,340      17,799    14,074

Net income (loss)
  per share                       $.001     $.008      $(.036)     .023



(1) Primary and fully diluted per share earnings (loss) are substantially the same for each period presented.